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                                                                     EXHIBIT 5.1

                 [MICHAELS, WISHNER & BONNER, P.C. LETTERHEAD]



                                October 5, 1998



Sensys Technologies Inc.
8419 Terminal Road
Newington, Virginia  22122-1430

Gentlemen:

      We have served as counsel to Sensys Technologies Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering for issuance in the manner described in the Registration Statement up to 720,000 shares of the Company's Common Stock (the "Common Stock") pursuant to the Company's Long-Term Incentive Plan, as amended.

      We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

      Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Delaware and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.



                                          Very truly yours,
                                          MICHAELS, WISHNER & BONNER, P.C.


                                          /s/ Mark J. Wishner
                                          Mark J. Wishner